Exhibit 99.1

NEWS RELEASE for June 14, 2010 at 6:00 A.M. ET

Contact: Allen & Caron	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
Jill@allencaron.com	raffy.lorentzian@ntscorp.com
Len Hall (media)	(818) 591-0776
Len@allencaron.com
(949) 474-4300

NATIONAL TECHNICAL SYSTEMS REPORTS RECORD RESULTS
FOR FIRST QUARTER OF FISCAL YEAR 2011

Significant Increases in Revenues, Gross Margin,
Operating Income, Net Income

Calabasas, CA – June 14, 2010 –National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering and evaluation services, announced today that driven by a solid performance in its aerospace and defense markets, the Company reported record revenues, operating income and net income for its fiscal year 2011 first quarter ended April 30, 2010.

Total revenues for the first quarter of fiscal year 2011 increased to a record $36.1 million, up nearly 26 percent from $28.7 million in last fiscal year’s first quarter, and up approximately 11 percent from the previous quarter.   Year-to-year organic growth in the first quarter of this fiscal year was $5.1 million, or a strong 18 percent, while the acquisition of Unitek Technical Services in November of 2009 accounted for $2.3 million of the increase in quarterly revenues.

Gross margin as a percentage of revenue in this fiscal year’s first quarter was 30 percent compared to 26 percent in the prior fiscal year’s first quarter.  The increase in gross margin was primarily driven by revenue increases in the defense sector, which normally enjoy higher margin contracts, and variable costs that do not necessarily increase at the same rate as revenues.

President and CEO William C. McGinnis said the record results achieved in this fiscal year’s first quarter were in large part the result of the Company’s ongoing program of investing in capacity expansion, new resources and capabilities generally not provided by NTS’ competitors and process and efficiency improvements throughout the Company.

“I believe these results demonstrate that we are on the right track and that the initiatives we put in place over the last two years are beginning to pay off,” McGinnis added.  “We are a much leaner, more focused, and at the same time a more comprehensive engineering services company than we have ever been.  I am pleased with the performance of our entire team and believe the future outlook for NTS, its employees and shareholders is positive. Even though quarterly fluctuations in our business can occur, I believe that over the course of the fiscal year we could see a meaningful increase in our revenues and earnings, which should help drive enhanced value for our shareholders.”

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

Operating income in this fiscal year’s first quarter  increased 159 percent to $3.3 million compared to $1.3 million in last fiscal year’s first quarter.  The substantial increase in operating income was principally due to the increases in revenues and gross margin and the resulting increase in gross profit, which was partially offset by an increase in selling, general and administrative expenses. Operating income as a percent of revenues in the first quarter of fiscal year 2011 more than doubled to 9 percent of revenues when compared to the prior fiscal year first quarter.

Net income in the first quarter of fiscal year 2011 was $3.5 million, or $0.37 per basic share and $0.35 per diluted share, compared to $540,000, or $0.06 per basic and diluted share for the same period in the prior fiscal year.  Net income in this fiscal year’s first quarter included $1.8 million net of tax from the previously announced sale of approximately 86 acres of the Company’s mostly undeveloped property in Virginia.  Excluding this gain, net income in this fiscal year’s first quarter would have been $1.7 million, or $0.18 per basic share and $0.17 per diluted share.

NTS’ engineering services initiative continued to gain traction in the first quarter of fiscal year 2011, particularly in the aerospace market where the Company recently received important contract awards from two major aerospace OEMs.  NTS continues to focus on expanding its relationships with several high profile customers in an effort to establish the Company as its customers’ preferred vendor and integrate a comprehensive line of NTS engineering and testing services into the customers’ operations.

McGinnis said that growth in the Company’s aerospace and defense business was very strong in the fiscal 2011 first quarter and represented 69 percent of revenues.  While the telecommunications market remains relatively flat, it is beginning to improve, and the wireless subset of that market is exhibiting a strong rebound.  The automotive and related industries, which were negatively impacted by 2009 economic conditions, remain weak; however, McGinnis said that testing in the alternative energy sector is beginning to grow.

The Company’s balance sheet as of April 30, 2010 remained strong with cash, cash equivalents and investments of $12.8 million, working capital of $26.0 million, total assets of $116.6 million, total bank debt of $34.8 million and total equity of $51.3 million.

Conference Call
As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the fiscal year 2011 first quarter ended April 30, 2010.  To access the call, please dial 1-877-941-6009 from the U.S. or, for international callers, please dial +1-480-629-9770.  The live webcast and archived replay of the call can be accessed on the front page of the Investor section of NTS’ website at www.ntscorp.com.

About National Technical Systems
National Technical Systems, Inc. is a leading provider of engineering and testing services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full life-cycle product integrity support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

Forward Looking Statements
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, including the possibility of contract cancellations, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

TABLE FOLLOWS

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income

	Three Months Ended
	April 30,
	2010	2009

Net revenues	$36,132,000	$28,692,000
Cost of sales	25,348,000	21,286,000
Gross profit	10,784,000	7,406,000

Selling, general and administrative expense	7,442,000	6,093,000
Equity loss from non-consolidated subsidiary	17,000	31,000
Operating income	3,325,000	1,282,000
Other income (expense):
Interest expense, net	(296,000)	(396,000)
Other income (expense), net	2,991,000	(69,000)
Total other income (expense), net	2,695,000	(465,000)

Income before income taxes and noncontrolling interests	6,020,000	817,000
Income taxes	2,402,000	328,000

Income before noncontrolling interests	3,618,000	489,000
Net (income) loss attributable to noncontrolling interests	(72,000)	51,000

Net income	$3,546,000	$540,000

Net income per common share:
Basic	$0.37	$0.06
Diluted	$0.35	$0.06

Weighted average common shares outstanding	9,465,000	9,299,000
Dilutive effect of stock options and nonvested shares	559,000	152,000
Weighted average common shares outstanding, assuming dilution	10,024,000	9,451,000

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Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899